EXHIBIT 23.2

Green & Company, CPAs A PCAOB Registered Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use of our audit report dated January 13, 2017 in XPLOSION INCORPORATED’s Form S-1 relating to the accompanying balance sheets as of October 31, 2016 and the related statements of operations, stockholders' deficit, and cash flows for the period of October 1, 2015 (Inception) to October 31, 2016.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

Green & Company, CPAs

Temple Terrace, FL

January 17, 2017

10320 N 56th Street, Suite 330	Temple Terrace, FL 33617	813.606.4388